Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC Holdings plc

We consent to the use of our report dated 1 March 2010, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as of 31 December 2009 and 2008, and the related consolidated income statements, consolidated cash flow statements, consolidated statements of comprehensive income and consolidated statements of changes in equity for each of the years in the three-year period ended 31 December 2009 and the effectiveness of internal control over financial reporting as of 31 December 2009, which report appears in the 31 December 2009 Annual Report on Form 20-F of HSBC Holdings plc, incorporated by reference herein, and to the reference to our firm under the heading ‘Independent Registered Public Accounting Firm’ in the prospectus.

Our report refers to a change in the method of accounting for certain financial assets in the year ended 31 December 2008 following the adoption of ‘Reclassification of Financial Assets (Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures)’.

/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
16 April 2010